                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. ___)*


                            SUNBELT NURSERY GROUP, INC.
                                  (NAME OF ISSUER)

                            COMMON STOCK $.01 PAR VALUE
                           (TITLE OF CLASS OF SECURITIES)

                                    866925 10 0
                                   (CUSIP NUMBER)



                                   March 10, 1998
          ---------------------------------------------------------------
              (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     / /  Rule 13d-1(b)
     /x/  Rule 13d-1(c)
     / /  Rule 13d-1(d)

     The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                    SCHEDULE 13G

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CUSIP No. 866925 10 0                             Page 2 of _____ pages,
                                                  including exhibits
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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Healthy American Products, Inc.
     41-1704472

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /x/
                                                       (b) / /

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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Minnesota
------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
          NUMBER OF
            SHARES
                           ---------------------------------------------------
                             6    SHARED VOTING POWER
         BENEFICIALLY             1,626,033
           OWNED BY
                           ---------------------------------------------------
                             7    SOLE DISPOSITIVE POWER
            EACH
          REPORTING
                           ---------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
            PERSON
             WITH                 1,626,033
------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,626,033
------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*   / /

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     17.87%
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12   TYPE OF REPORTING PERSON*
     CO
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

                                  SCHEDULE 13G

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CUSIP No. 866925 10 0                             Page 3 of _____ pages,
                                                  including exhibits
------------------------------------------------------------------------------
------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

     Rodney P. Burwell

------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                       (b) /x/


------------------------------------------------------------------------------
3    SEC USE ONLY


------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
------------------------------------------------------------------------------
                               5    SOLE VOTING POWER
          NUMBER OF
            SHARES                  188,400
                           ---------------------------------------------------
                               6    SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                 1,626,033
                           ---------------------------------------------------
                               7    SOLE DISPOSITIVE POWER
            EACH
          REPORTING                 188,400
                           ---------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
            PERSON
             WITH                   1,626,033
------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,814,433
------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*   / /

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     19.94%
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12   TYPE OF REPORTING PERSON*
     IN
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

                                    SCHEDULE 13G

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CUSIP No. 866935 10 0                               Page 4 of _____ pages,
                                                    including exhibits
------------------------------------------------------------------------------

                                     Item 1(a)

Name of Issuer: Sunbelt Nursery Group, Inc., a Delaware corporation

                                     Item 1(b)

Address of Issuer's Principal Executive Offices: 500 Terminal Road, Fort Worth, Texas 76106

                                     Item 2(a)

Name of Person Filing:  Healthy American Products, Inc. (Reporting Person 1)
                        Rodney P. Burwell (Reporting Person 2)

                                     Item 2(b)

Address of Principal Business Office or, if none, Residence:
      7901 Xerxes Avenue South, Suite 201, Minneapolis, Minnesota 55431 (Reporting Persons 1 and 2)

                                     Item 2(c)

Citizenship:   Minnesota (Reporting Person 1)
               United States (Reporting Person 2)

                                     Item 2(d)

Title of Class of Securities: Common Stock, par value $.01 per share (Reporting Persons 1 and 2)

                                     Item 2(e)

CUSIP Number:  866925 10 1 (Reporting Persons 1 and 2)

                                    SCHEDULE 13G

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CUSIP No. 866925 10 0                                  Page 5 of _____ pages,
                                                       including exhibits
------------------------------------------------------------------------------
                                       Item 3

If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
     (b) / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) / / An investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E).
     (f) / /  An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F).
     (g) / / A parent holding company or control person in accordance with Section PARA 240.13d-1(b)(1)(ii)(G).
     (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
     (j) / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).
     If this statement if filed pursuant to Section 240.13d-1(c), check this box /x/.

                                       Item 4
Ownership:
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1:

     Reporting Person 1:

     (a)  Amount beneficially owned:    1,626,033
     (b)  Percent of Class:             17.87%
     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote:    -0-
          (ii)  Shared power to vote or to direct the vote:  1,626,033
          (iii) Sole power to dispose or to direct the disposition of:     -0-
          (iv)  Shared power to dispose or to direct the disposition of:
                1,626,033

                                    SCHEDULE 13G

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CUSIP No. 866925 10 0                                  Page 6 of _____ pages,
                                                       including exhibits
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     Reporting Person 2:

     (a)  Amount beneficially owned:    1,814,433
     (b)  Percent of Class:             19.94%
     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote:   188,400
          (ii)  Shared power to vote or to direct the vote: 1,626,033
          (iii) Sole power to dispose or to direct the disposition of: 188,400
          (iv)  Shared power to dispose or to direct the disposition of:
                1,626,033

     Effective March 10, 1998, Rodney P. Burwell (Reporting Person 2) has resigned as a Director of Sunbelt Nursery Group, Inc. (Issuer).

                                       Item 5

Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

                                       Item 6

Ownership of More than Five Percent on Behalf of Another Person.

N/A

                                       Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

                                       Item 8

Identification and Classification of Members of the Group.

N/A

                                    SCHEDULE 13G

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CUSIP No. 866925 10 0                                  Page 7 of _____ pages,
                                                       including exhibits
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                                       Item 9

Notice of Dissolution of Group.

N/A

                                      Item 10

Certification:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Dated:  March 20, 1998                  HEALTHY AMERICAN PRODUCTS, INC.


                                        By: /s/ Rodney P. Burwell
                                            ---------------------------
                                                Rodney P. Burwell, CEO


Dated:  March 20, 1998                  /s/ Rodney P. Burwell
                                        -------------------------
                                            Rodney P. Burwell